UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON. D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange of 1934
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☑	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Section I40.14A-1l(c) or Section 240.14a-12.
AMERICAN REALTY INVESTORS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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AMERICAN REALTY INVESTORS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 20, 2006
     American Realty Investors, Inc. will hold its Annual Meeting of Stockholders on Monday, November 20, 2006 at 1:00 p.m., local Dallas. Texas time, at 1800 Valley View Lane, Suite 300, Dallas. Texas 75234. The purpose of the meeting is to:
     •  Elect a Board of five directors to serve until the next Annual Meeting of Stockholders and until their successors are duly-elected and qualified.
     •  Ratify the appointment of Farmer, Fuqua & Huff, P.C. as the independent registered public accounting firm.
     •  Act upon such other matters as may properly be presented at the Annual Meeting.
     Only Stockholders of record at the close of business on October 13, 2006 will be entitled to vote at the meeting.
     Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the accompanying envelope provided. Your completed proxy will not prevent you from attending the meeting and voting in person should you choose.
     Dated: October 17, 2006.

By order of the Board of Directors,

/s/ Louis J. Corna

Louis J. Corna
Executive Vice President, General Counsel,
Tax Counsel and Secretary

AMERICAN REALTY INVESTORS, INC.
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 20, 2006
     The Board of Directors of American Realty Investors, Inc. (the “Company,” or “we” or “us”) is soliciting proxies to be used at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”). Distribution of this Proxy Statement and a Proxy Form is scheduled to begin on October 17, 2006. The mailing address of the Company’s principal executive offices is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.
About the Meeting
Who Can Vote
     Record holders of Common Stock of the Company at the close of business on Friday, October 13, 2006 (the “Record Date”) may vote at the Annual Meeting. On that date, 10,787,391 shares of Common Stock were outstanding. Each share is entitled to cast one vote.
How Can You Vote
     If you return your signed proxy before the Annual Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the other proposal to ratify the selection of auditors.
     If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Proposals 1 and 2.
Revocation of Proxies
     You may revoke your proxy at any time before it is exercised by (a) delivering a written notice of revocation to the Corporate Secretary, (b) delivering another proxy that is dated later than the original proxy, or (c) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.
Vote Required
     The holders of a majority of the shares entitled to vote who are either present in person or represented by a proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. As of October 13, 2006, there were 10,787,391 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of stockholders entitled to cast at least 5,393,696 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed. If the broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.
     A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected to that slot. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
     For the other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy entitled to vote on the proposal will be required for approval. An abstention with respect to such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
     As of the Record Date, affiliates held 9,149,277 shares representing approximately 84.8% of the shares outstanding. These affiliates have advised the Company that they currently intend to vote all of their shares in favor of the approval of both proposals.
     If you received multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.
Other Matters to be Acted Upon at the Annual Meeting
     We do not know of any other matters to be validly presented or acted upon at the Annual Meeting. Under our Bylaws, no business besides that stated in the Annual Meeting Notice may be transacted at any meeting of stockholders. If any other matter is presented at the Annual Meeting on which a vote may be properly taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.
Expenses of Solicitation
     The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.
Available Information
     Our internet website address is www.amrealtytrust.com. We make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Forms 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the Securities and Exchange Commission. In addition, we have posted the Charters of our Audit Committee, Compensation Committee, and our Governance and Nominating Committee, as well as our Code of

Business Conduct and Ethics, Code of Ethics for Senior Financial Officers. Corporate Governance Guidelines and Director Independence Standards, all under separate headings. These charters and principles are not incorporated in this instrument by reference. We will also provide a copy of these documents free of charge to stockholders upon written request. The Company issues Annual Reports containing audited financial statements to its common stockholders.
Questions
You may call our Investor Relations Department at 800-400-6407 if you have any questions.
PLEASE VOTE — YOUR VOTE IS IMPORTANT

Corporate Governance and Board Matters
     The affairs of the Company are managed by the Board of Directors. The Directors are elected at the annual meeting of stockholders each year or appointed by the incumbent Board of Directors and serve until the next annual meeting of stockholders or until a successor has been elected or approved.
     After December 31, 2003, a number of changes occurred in the composition of the Board of Directors of the Company, the creation of certain Board Committees, the adoption of Committee charters, the adoption of a Code of Ethics for Senior Financial Officers and the adoption of Guidelines for Director Independence. The composition of the members of the Board of Directors changed with the resignation of Earl D. Cecil (February 29, 2004), the cessation of Martin L. White as a director (November 22, 2005). as well as the election of independent Directors Sharon Hunt and Ted R. Munselle effective on February 20, 2004, and Robert A. Jakuszewski on November 22, 2005.
Current Members of the Board
     The members of the Board of Directors (all of whom were elected by the stockholders at the last annual meeting held on November 22, 2005) on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

Governance
and
	Audit	Compensation	Nominating
Director	Committee	Committee	Committee
Henry A. Butler

Sharon Hunt	☑	Chair	☑

Robert A. Jakuszewski	☑	☑	Chair

Ted R. Munselle	Chair	☑	☑

Ted P. Stokely
Role of the Board’s Committees
     The Board of Directors has standing Audit. Compensation and Governance and Nominating Committees.
     Audit Committee. The functions of the Audit Committee are described below under the heading “Report of the Audit Committee,” The charter of the Audit Committee was adopted February 19, 2004, and is available on the Company’s Investor Relations website (www.amrealtytrust.com). The Audit Committee was formed on February 19, 2004, and the Board selected the current members of the Audit Committee for the coming year on December 15, 2005, as shown above. All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Mr. Munselle, a member and Chair of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. All of the members of the Audit Committee meet the independence and experience requirements of the listing standards of the New York Stock Exchange. The Audit Committee met eight times during 2005.
     Governance and Nominating Committee. The Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. The charter of the Governance and Nominating Committee was adopted on March 17, 2004, and is available on the Company’s Investor Relations website (www.amrealtytrust.com). The Board selected the current members of the Governance and Nominating Committee for the coming year on December 15, 2005, as shown above. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Governance and Nominating Committee met one time during 2005.
     Compensation Committee. The Compensation Committee is responsible for overseeing the policies of the Company relating to compensation to be paid by the Company to the Company’s principal executive officer and any other officers designated by the Board and make recommendations to the Board with respect to such policies, produce necessary reports on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations and to monitor the development and implementation of succession plans for the principal executive officer and other key executives and make recommendations to the Board with respect to such plans. The charter of the Compensation Committee was adopted on March 17, 2004, and is available on the Company’s Investor Relations website (www.amrealtytrust.com). The Board selected the current members of the Compensation Committee for the coming year on December 15, 2005, as shown above. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Compensation Committee is to be comprised of at least two directors who are independent of management and the Company. The Compensation Committee met one time during 2005.
Presiding Director
     On June 17, 2004, the Board created a new position of presiding director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The presiding director also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to Board and Committee meetings, provides advice with respect to the selection of Committee chairs and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.
     Former director, Martin L. White, served in such position from June 17, 2004 to November 22, 2005. In December 2005, the non-management members of the Board designated Ted R. Munselle to serve in this position until the Company’s annual meeting of stockholders to be held following the fiscal year ended December 31, 2005.

Selection of Nominees for the Board
     The Governance and Nominating Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee may also retain a third-party executive search firm to identify candidates upon request of the Committee from time to time. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Governance and Nominating Committee in writing with whatever supporting material the stockholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company’s bylaws relating to stockholder nominations.
     Once the Governance and Nominating Committee has identified a prospective nominee, the Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee will then evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:
•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy, and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board:

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s stockholders, employees, customers, guests and communities; and

•	the willingness of the prospective nominee to meet any minimum equity interest holding guideline.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.
     The Bylaws of the Company provide that any stockholder entitled to vote at the Annual Meeting in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholders’ intention to make such nomination has been delivered personally to, or has been mailed to and received by the Secretary at the principal office of the Company not later than 60 nor more than 90 days prior to the first anniversary date of the preceding year’s annual meeting. If a stockholder has a suggestion for candidates for election, the stockholder should follow this procedure. Each notice from a stockholder must set forth (i) the name and address of the stockholder who intends to make the nomination and the name of the person to be nominated, (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such notice, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming those persons) pursuant to which the nomination is to be made by such stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules, and (vi) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.
Determinations of Director Independence
     In February 2004, the Board enhanced its Corporate Governance Guidelines. The Guidelines adopted by the Board meet or exceed the new listing standards adopted by the New York Stock Exchange. The full text of the Guidelines can be found in the Investor Relations section of the Company’s website (www.amrealtytrust.com). A copy may also be obtained upon request from the Company’s Corporate Secretary.
     Pursuant to the Guidelines, the Board undertook its annual review of director independence in February 2006. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
     As a result of this review, the Board affirmatively determined that directors Ted R. Munselle, Robert A. Jakuszewski and Sharon Hunt are each independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines.

Board Meetings During Fiscal 2005
     The Board met 14 times during fiscal 2005. No incumbent director attended fewer than 75% of the meetings of the Board, and each director attended all of the meetings of the Committees on which he or she served. Under the Company’s Corporate Governance Guidelines, each Director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders of the Company, the Board and Committees of which he or she is a member. In addition, the independent directors met in executive session three times during fiscal 2005.
Directors’ Compensation
     Each non-employee director receives an annual retainer of $45,000 plus reimbursement for expenses. The Chairman of the Board receives an additional fee of $4,500 per year. Each director who serves as a member of the Audit Committee receives a fee of $300 for each Committee meeting attended. The Chairman of the Audit Committee also receives an annual fee of $500. In addition, each independent director receives an additional fee of $1,000 per day for any special services rendered by him to the Company outside of his or her ordinary duties as a director, plus reimbursement of expenses. The Company also reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company-business related expenses. Directors who are also employees of the Company or its Advisor receive no additional compensation for service as a director.
     During 2005, $184,500 was paid to the non-employee directors in total directors’ fees for all services, including the annual fee for service during the period from January 1, 2005 through December 31, 2005. Those fees received by directors were Martin L. White, a director who did not stand for reelection on November 22, 2005 ($45,000), Sharon Hunt ($45,000), Ted R. Munselle ($45,000), Ted P. Stokely ($49,500) and Robert A. Jakuszewski ($0).
     In January 1999, the stockholders of a predecessor of the Company approved the Directors Stock Option Plan which was assumed by the Company in 2000 (the “Directors Plan”) which provides for the availability of options to purchase up to 40,000 shares of Common Stock. The Directors Plan provides for automatic annual grants of options to directors of the Company who, at the time of grant of an option are not and, have not been for at least one year, either an employee or officer of the Company or any of its affiliates. Options granted pursuant to the Directors Plan are immediately exercisable and expire on the earlier of the first anniversary of the date on which a director ceases to be a director or ten years from the date of grant. Each non-employee director was granted an option to purchase 1,000 shares at an exercise price of $17,71 per share on January 11, 1999, the date stockholders approved the Directors Plan. On January 1, 2000, 2001, 2002, 2003, 2004 and 2005, each qualifying director was granted an option to purchase 1,000 shares at an exercise price of $18,53, $13,625, $9,87, $8,09, $9,13 and $9,70 per share, respectively. Each qualifying director was awarded an option to purchase an additional 1,000 shares on January 1 of each year. The Directors Plan was terminated by the Board of Directors on December 15, 2005. At January 1, 2006, options covering 1,000 shares were exercisable at $8.09, options covering 2,000 shares were exercisable at $9.13 per share and options covering 4,000 shares were exercisable at $9.70 per share.
     In January 1998, stockholders of a predecessor of the Company approved the 1997 Stock Option Plan (the “Option Plan”) which provides for options to purchase up to 300,000 shares of Common Stock.

The Option Plan was assumed by the Company in August 2000. The Option Plan is intended principally as an incentive for and as a means of encouraging ownership of the Company’s Common Stock by eligible persons, including directors and officers of the Company. Options may be granted either as an incentive stock option (which qualifies for certain favorable tax treatment) or as a non-qualified stock option. Incentive stock options cannot be granted to, among others, persons who are not employees of the Company or any parent or subsidiary of the Company, or to persons who fail to satisfy certain criteria concerning ownership of less than 10% of the shares of Common Stock of the Company. The Option Plan was administered by the Stock Option Committee, which consisted of three independent directors of the Company, Messrs. Munselle and White and Ms. Hunt. The exercise price per share of an option is not be less than 100% of the fair market value per share on the date of grant. The Company received no consideration for the grant of an option. At December 31, 2005, options covering 70,750 shares were outstanding under the Option Plan, of which options covering 68,250 are exercisable at $ 16.35 per share and of which options covering 2,500 are exercisable at $18.53 per share. No options were granted under the Option Plan in 2005. The Option Plan was terminated by the Board of Directors on December 15, 2005. None of the executive officers (Messrs. Abney or Corna) nor any of the directors of the Company hold any options under the Option Plan.
Stockholders Communication with the Board
     Stockholders and other parties interested in communicating directly with the presiding director or with the non-Management directors as a group may do so by writing to Ted R. Munselle, Director, Post Office Box 830163, Richardson, Texas 75083-0163. Effective March 22, 2004, the Governance and Nominating Committee of the Board also approved a process for handling letters addressed to members of the Board but received at the Company. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and received by the Company and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Code of Ethics
     The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees (including those of the Contractual Advisor). In addition, the Company has adopted a code of ethics entitled “Code of Ethics for Senior Financial Officers” that applies to the principal executive officer, president, principal financial officer, chief financial officer, principal accounting officer and controller. The text of both documents is available on the Company’s Investor Relations website (www.amrealtytrust.com). The Company intends to post amendments to or waivers from its Code of Ethics for Senior Financial Officers (to the extent applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer) at this location on its website.

Compliance with Section 16(a) of Reporting Requirements
     Section 16(a) under the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons holding 10% or more of the Company’s shares of Common Stock are required to report their ownership of the Company’s shares of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the “Commission”) on specified report forms. Specific due dates for these reports have been established, and the Company is required to report any failure to file by these dates during each fiscal year. All of these filing requirements were satisfied by the Company’s directors and executive officers and holders of more than 10% of the Company’s Common Stock during the fiscal year ended December 31, 2005. In making these statements, the Company has relied upon the written representations of its directors and executive officers and the holders of 10% or more of the Company’s Common Stock and copies of the reports that each has filed with the Commission.
Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Certain Beneficial Owners
     The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock as of the close of business on October 17, 2006.

	Amount and Nature of		Approximate
Name and Address of Beneficial Owner	Beneficial Ownership*		Percent of Class**
Basic Capital Management, Inc.	6,703,045	(a)	62.14%
1800 Valley View Lane, Suite 300 Dallas, Texas 75234

Prime Income Asset Management, Inc.	1,671,658	(b)(c)	15.50%
1800 Valley View Lane, Suite 300 Dallas, Texas 75234

Realty Advisors, Inc.	8,374,703	(a)(b)(c)	77.63%
1800 Valley View Lane, Suite 300 Dallas, Texas 75234

Ryan T.Phillips	8,402,305	(a)(b)(c)(e)	77.89%
1800 Valley View Lane,Suite 300 Dallas, Texas 75234

Transcontinental Realty Investors, Inc.	746,972	(d)	6.92%
1800 Valley View Lane, Suite 300 Dallas, Texas 75234

(a)	Includes 6,703,045 shares owned by Basic Capital Management, Inc. (“BCM”), over which each of the directors of BCM. Ryan T. Phillips and Mickey Ned Phillips, may be deemed to be beneficial owners by virtue of their positions as directors of BCM. The directors of BCM disclaim beneficial ownership of such shares.

(b)	Includes 1,437,208 shares owned by Prime Income Asset Management, Inc. (“PIAMI”), over which each of the directors of PIAMI. Ryan T. Phillips and Mickey Ned Phillips, may be deemed to be beneficial owners by virtue of their positions as directors of PIAMI. The directors of PIAMI disclaim beneficial ownership of such shares.

(c)	Includes 234,450 shares owned by One Realco Stock Holdings, Inc. (“ORSH”), a wholly- owned subsidiary of PIAMI over which each of the directors of ORSH, Steven A. Abney and Louis J. Corna, may be deemed to be the beneficial owners by virtue of their positions as directors of ORSH. The directors of ORSH disclaim beneficial ownership of such shares.

(d)	Each of the directors of Transcontinental Realty Investors, Inc. (“TCI”), Henry A. Butler, Sharon Hunt, Robert A. Jakuszewski, Ted R. Munselle and Ted P. Stokely may be deemed to be the beneficial owners by virtue of their positions as directors of TCI. The current directors of TCI disclaim such beneficial ownership.

(e)	Includes 27,602 shares owned by the Gene E. Phillips’ Children’s Trust of which Ryan T. Phillips is a beneficiary.
Security Ownership of Management
     The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate for the directors and executive officers of the Company as of the close of business on October 17, 2006.

Name and Address of Beneficial	Amount and Nature of		Approximate
Owner	Beneficial Ownership*		Percent of Class**
Steven A. Abney	9,121,675	(3)(4)(5)(6)	84.56%

Henry A. Butler	749,972	(1)(2)	6.95%

Louis J. Corna	9,121,675	(3)(4)(5)(6)	84.56%

Sharon Hunt	747,972	(1)(2)	6.92%

Robert A. Jakuszewski	746,972	(2)	6.92%

Ted R. Munselle	747,972	(1)(2)	6.93%

Ted P. Stokely	749,972	(1)(2)	6.95%

All directors and executive officers as a group (seven people)	9,128,675	(1)(2)(3)	84.62%
	(4	)(5)(6)(7)

*	“Beneficial Ownership” means the sole or shared power to vote, or to direct the voting of, a security or investment power with respect to a security, or any combination thereof.

** Percentages are based upon 10,787,391 shares of Common Stock outstanding at October 17, 2006.

(1)	Each of Messrs. Butler, Munselle, Stokely, and Ms. Hunt have options to purchase shares of Common Stock of ARI which are exercisable within 60 days of October 17, 2006.

(2)	Includes 746,972 shares owned by TCI, over which the members of the Board of Directors of ARI may be deemed to be the beneficial owners by virtue of their positions as members of the Board of Directors of TCI. The current members of the Board of Directors of ARI disclaim beneficial ownership of such shares.

(3)	Includes 746,972 shares owned by TCI, over which the executive officers of ARI may be deemed to be the beneficial owners by virtue of their positions as executive officers of TCI. The executive officers of ARI disclaim beneficial ownership of such shares.

(4)	Includes 6,703,045 shares owned by BCM, over which the executive officers of ARI may be deemed to be the beneficial owners by virtue of their positions as executive officers of BCM. The executive officers of ARI disclaim beneficial ownership of such shares.

(5)	Includes 1,437,208 shares owned by PIAMI, over which the executive officers of ARI may be deemed to be the beneficial owners by virtue of their positions as executive officers of PIAMI. The executive officers of ARI disclaim beneficial ownership of such shares.

(6)	Includes 234,450 shares owned by ORSH over which the executive officers of ORSH may be deemed to be the beneficial owners by virtue of their positions as executive officers of ORSH. The executive officers of ORSH disclaim beneficial ownership of such shares.

(7)	Includes 7,000 shares which may be acquired by the current directors of ARI pursuant to stock options.
PROPOSAL 1
ELECTION OF DIRECTORS
     Five directors are to be elected at the Annual Meeting. Each director elected will hold office until the 2007 Annual Meeting. All of the nominees for director are now serving as directors of the Company. Each of the nominees has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected. The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. Cumulative voting for the election of directors is not permitted. If any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute director.
     The nominees for directors are listed below, together with their ages, terms of service, all positions and offices with the Company or the Company’s advisor, other principal occupations, business experience and directorships with other companies during the last five years or more. The designation “affiliated” when used below with respect to a director means that the director is an officer, director or employee of the Company or the advisor.
     Henry A. Butler, 55 (Affiliated)
     Broker— Land Sales (since July 2003) for Prime Income Asset Management, LLC and (1992 to June 2003) for Basic Capital Management. Inc. (“BCM”): Director (since July 2003) of the Company and (since December 2001) TCI and Director (December 2001 to July 1, 2003) of Income Opportunity Realty Investors. Inc. (“IOT”).
     Sharon Hunt, 63
     Licensed Realtor with Virginia Cook Realtors; President and Owner (until sold in 1997) of Sharon’s Pretzels, Inc. (a Texas food products entity); Director (1991–2000) of a 501(c)(3) non-profit corporation (involved in acquisition, renovation and operation of real estate): Director (since February 2004) of the Company and TCI.
     Robert A. Jakuszewski, 43
     Vice President — Sales and Marketing (since September 1998) of New Horizons Communications, Inc.; Consultant (January 1998 – September 1998) for New Horizon Communications. Inc.; Regional Sales Manager (1996-1998) of Continental Funding; Territory Manager (1992–1996) of Sigvaris, Inc.; Senior Sales Representative (1988–1992) of Mead Johnson Nutritional Division, USPNG; Sales Representative (1986–1987) of Muro Pharmaceutical, Inc. Mr. Jakuszewski has been a director of IOT since March 16, 2004, and a director of TCI and the Company since November 22, 2005.
     Ted. R. Munselle, 50
     Vice President and Chief Financial Officer (since October 1998) of Landmark Nurseries, Inc.: Director (since February 2004) of the Company and TCI; Certified Public Accountant employed in the accounting industry until 1998 when he entered his current employment.
     Ted P. Stokely, 72 (Affiliated)
     General Manager (since January 1995) of ECF Senior Housing Corporation, a non-profit corporation; General Manager (since January 1993) of Housing Assistance Foundation, Inc., a non-profit corporation; part-time unpaid Consultant (since January 1993) of Eldercare Housing Foundation, a non-profit corporation; General Manager (since April 2002) of Unified Housing Foundation, Inc., a non-profit corporation; Director and Chairman of the Board of the Company (since November 2002); and Director (since April 1990) and Chairman of the Board (since January 1995) of TCI and IOT.
The Board of Directors unanimously recommends a vote FOR
the election of all of the Nominees named above.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Farmer, Fuqua & Huff, P.C. as the independent registered public accounting firm of American Realty Investors, Inc. for the 2006 fiscal year and to conduct quarterly reviews through September 30, 2006. The Company’s Bylaws do not require that stockholders ratify the appointment of Farmer, Fuqua & Huff, P.C. as the Company’s independent registered public accounting firm. Farmer, Fuqua & Huff, P.C. has served as the Company’s independent registered public accounting firm for each of the two fiscal years ended December 31, 2004 and 2005. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year; however, it is not bound by the stockholders’ decision. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at anytime during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
     A representative of Farmer, Fuqua & Huff, P.C. will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from the stockholders.
The Board of Directors recommends a vote FOR the ratification of the appointment of Farmer, Fuqua & Huff, P.C.
as the Company’s independent registered public accounting firm.
Fiscal Years 2004 and 2005 Audit Firm Fee Summary
     The following table sets forth the aggregate fees for professional services rendered to the Company for the years 2005 and 2004 by the Company’s principal accounting firms, BDO Seidman, LLP and Farmer, Fuqua & Huff, P.C.:

	2005		2004
	Farmer, Fuqua	BDO Seidman,	Farmer, Fuqua	BDO Seidman,
Type of Fee	& Huff, P.C.	LLP	& Huff, P.C.	LLP
Audit Fees	$183,156	$25,000	$102,466	$208,442
Audit-Related Fees	—	—	—	—
Tax Fees	$32,989	$60,927	—	$169,412
All Other Fees	—	—	—	—

Total	$216,145	$85,928	$102,466	$377,854

     All services rendered by the principal auditors are permissible under applicable laws and regulations and were pre-approved by either the Board of Directors or the Audit Committee, as required by law. The fees paid the principal auditors for services as described in the above table fall under the categories listed below:
     Audit Fees. These are fees for professional services performed by the principal auditor for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings and services that are normally provided in connection with statutory and regulatory filing or engagements.
        Audit-Related Fees. These are fees for assurance and related services performed by the principal auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements. These services include attestations by the principal auditor that are not required by statute or regulation and consulting on financial accounting/reporting standards.
        Tax Fees. These are fees for professional services performed by the principal auditor with respect to tax compliance, tax planning, tax consultation, returns preparation and review of returns. The review of tax returns includes the Company and its consolidated subsidiaries.
        All Other Fees. These are fees for other permissible work performed by the principal auditor that do not meet the above category descriptions.
     These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the principal auditor’s core work, which is the audit of the Company’s consolidated financial statements.
Report of the Audit Committee
Of the Board of Directors
     The Audit Committee of the Board of Directors is composed of three directors, each of whom satisfies the requirements of independence, experience and financial literacy under the requirements of the New York Stock Exchange and the SEC. The Audit Committee has directed the preparation of this report and has approved its content and submission to the stockholders.
     The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee’s responsibilities are set forth in this charter which is available on our website at www.amrealtytrust.com.
     The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s system of internal controls, the Company’s risk management, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s independent auditors. The Committee has sole authority over the selection of the Company’s independent auditors and manages the Company’s relationship with its independent auditors. The Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Committee, from the Company for such advice and assistance.
     The Committee met eight times during 2005. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include private sessions with the Company’s independent auditors without the presence of the Company’s management, as well as executive sessions consisting of only Committee members. The Committee also meets senior management from time to time.

     Management is responsible for the Company’s financial reporting process, including its system of internal control over financial reporting and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements in accordance with professional standards and expressing an opinion as to their material conformity with accounting principles generally accepted in the United States of America and for auditing management’s assessment of, and the effective operation of, internal control over financial reporting. The Committee’s responsibility is to monitor and review the Company’s financial reporting process and discuss management’s report on the Company’s internal control over financial reporting. It is not the Committee’s duty or responsibility to conduct audits or accounting reviews or procedures. The Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the opinion of the independent registered public accountants included in their report on the Committee’s financial statements.
     As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During 2005, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure issues with the Committee. These reviews include discussions with the independent accountants of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), including the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and disclosures related to critical accounting practices. The Committee has also discussed with Farmer, Fuqua & Huff, P.C. matters relating to its independence, including a review of audit and non-audit fees, and written disclosures from Farmer, Fuqua & Huff, P.C. to the Company pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also considered whether non-audit services, provided by the independent accountants are compatible with the independent accountant’s independence. The Company also received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.
     In addition, the Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal controls, reviewed staffing levels and steps taken to implement recommended improvements in any internal procedures and controls.
     Based on the Committee’s discussion with management and the independent accountants and the Committee’s review of the representation of management and the report of the independent accountants to the Board of Directors, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also selected Farmer, Fuqua & Huff, P.C. as the Company’s independent registered public accountants and auditors for the fiscal year ending December 31, 2006.

AUDIT COMMITTEE

Sharon Hunt	Ted R. Munselle	Robert A. Jakuszewski
Pre-Approval Policy for Audit and Non-Audit Services
     Under the Sarbanes-Oxley Act of 2002 (the “SO Act”), and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. The purpose of the provisions of the SO Act and the SEC rules for the Audit Committee role in retaining the independent auditor is two-fold. First, the authority and responsibility for the appointment, compensation and oversight of the auditors should be with directors who are independent of management. Second, any non-audit work performed by the auditors should be reviewed and approved by these same independent directors to ensure that any non-audit services performed by the auditor do not impair the independence of the independent auditor. To implement the provisions of the SO Act. the SEC issued rules specifying the types of services that an independent auditor may not provide to its audit client, and governing the Audit Committee’s administration of the engagement of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. Accordingly, the Audit Committee has adopted a written pre-approval policy for audit and non-audit services (the “Policy”), which sets forth the procedures and conditions pursuant to which services to be performed by the independent auditor are to be pre-approved. Consistent with the SEC rules establishing two different approaches to approving non-prohibited services, the policy of the Audit Committee covers pre-approval of audit services, audit-related services, international administration tax services, non-U.S. income tax compliance services, pension and benefit plan consulting and compliance services, and U.S. tax compliance and planning. At the beginning of each fiscal year, the Audit Committee will evaluate other known potential engagements of the independent auditor, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. Typically, in addition to the generally pre-approved services, other services would include due diligence for an acquisition that may or may not have been known at the beginning of the year. The Audit Committee has also delegated to any member of the Audit Committee designated by the Board or the financial expert member of the Audit Committee responsibilities to pre-approve services to be performed by the independent auditor not exceeding $25,000 in value or cost per engagement of audit and non-audit services, and such authority may only be exercised when the Audit Committee is not in session.
Compensation Committee Report
     The Compensation Committee of the Board of Directors is comprised of at least two directors who are independent of management and the Company. Each member of the Compensation Committee must be determined to be independent by the Board under the Corporate Governance Guidelines on Director Independence adopted by the Board and under the NYSE standards for non-employee directors and Rule 16b-3(b)(3)(i) of the rules and regulations promulgated under the Securities Exchange Act of 1934 and the requirements for “outside directors” set forth in Treasury Regulations. Section 27(e)(3). Each member of the Committee is to be free of any relationship that, in the judgment of the Board, from time to time may interfere with the exercise of his or her independent judgment. Each Committee member is appointed annually subject to removal at any time by the Board and serves until his or her

Committee appointment is terminated by the Board. The Compensation Committee is composed of three directors, each of whom meets the standards described above.
     The purposes of the Compensation Committee is to oversee the policies of the Company relating to compensation to be paid by the Company to the Company’s principal executive officer (“CEO”) and any other officers designated by the Board and make recommendations to the Board with respect to such policies, produce necessary reports and executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations, and monitor the development and implementation of succession plans for the CEO and other key executives and make recommendations to the Board with respect to such plans.
     The Company has no employees, payroll or benefit plans and pays no compensation to its executive officers. The executive officers of the Company, who are also officers or employees of Prime Income Asset Management LLC (“Prime”), are compensated by Prime. Such executive officers perform a variety of services for Prime, and the amount of their compensation is determined solely by Prime. Prime does not allocate the cash compensation of its officers among the various entities for which it may serve as advisor or sub-advisor.
     The only remuneration paid by the Company is to directors who are not officers or directors of Prime. These independent directors (i) review the business plan of the Company to determine that it is in the best interest of the stockholders, (ii) review the advisory contract, (iii) supervise the performance of the Company’s advisor, and review the reasonableness of the compensation paid to the advisor in terms of the nature and quality of services performed, (iv) review the reasonableness of the total fees and expenses of the Company, and (v) select, when necessary, a qualified, independent real estate appraiser to appraise properties acquired. See “Directors’ Compensation” for a description of the compensation paid.
     The charter of the Compensation Committee was adopted on March 17, 2004, and the members of the Compensation Committee, all of whom are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines, are listed below. Since its formation on March 17, 2004, the Compensation Committee has annually reviewed its existing charter and regularly performed the tasks described above relating to the business plan, advisory contract, reasonableness of compensation paid to the advisor, and the reasonableness of the total fees and expenses of the Company.
COMPENSATION COMMITTEE

Sharon Hunt	Ted R. Munselle	Robert A. Jakuszewski
Compensation Committee Interlocks and Insider Participation
     The Company’s Compensation Committee is made up of non-employee directors who have never served as officers of, or been employed by, the Company. None of the Company’s executive officers serve on a board of directors of any entity that has a director or officer serving on this Committee.

Executive Officers
     Executive officers of the Company are Steven A. Abney, Executive Vice President and Chief Financial Officer, and Louis J. Corna, Executive Vice President. General Counsel, Tax Counsel and Secretary; all of whom are employed by Prime. None of the executive officers receive any direct remuneration from the Company nor do any hold any options granted by the Company. Their positions with the Company are not subject to a vote of stockholders. The ages, terms of service and all positions and offices with the Company, Prime, BCM, other affiliated entities, other principal occupations, business experience and directorships with other publicly-held companies during the last five years or more are set forth below.
     Steven A. Abney, 51
     Executive Vice President and Chief Financial Officer (since September 2005) of the Company and TCI. Mr. Abney was Vice President-Finance and Chief Accounting Officer/Principal Financial Officer (from November 2001 to February 2005) of and employed (from November 2001 to August 2005) by CRT Properties, Inc. (f/k/a Koger Equity. Inc.), a Boca Raton, Florida-based real estate enterprise which had securities listed on the New York Stock Exchange until September 27, 2005. For more than four years prior thereto, Mr. Abney was Executive Vice President and Chief Financial Officer of Konover and Associates, Inc., a privately-held real estate developer based in Farmington, Connecticut. Mr. Abney has been a Certified Public Accountant since 1980.
     Louis J. Corna, 58
     Executive Vice President, General Counsel/Tax Counsel and Secretary (since February 2004), Executive Vice President-Tax (October 2001 to February 2004), Executive Vice President-Tax and Chief Financial Officer (June 2001 to October 2001) and Senior Vice President-Tax (December 2000 to June 2001) of the Company, TCI. IOT and BCM; Executive Vice President, General Counsel/Tax Counsel and Secretary (since February 2004), Executive Vice President-Tax (July 2003 to February 2004) of Prime and PIAMI; Private Attorney (January 2000 to December 2000); Vice President-Taxes and Assistant Treasurer (March 1998 to January 2000) of IMC Global. Inc.; Vice President-Taxes (July 1991 to February 1998) of Whitman Corporation.
     In addition to the foregoing executive officers, the Company has several vice presidents and assistant secretaries who are not listed herein.
The Advisor
     Although the Board of Directors is directly responsible for managing the affairs of the Company and for setting the policies which guide it, day-to-day operations are performed by a contractual advisor under the supervision of the Board of Directors. The duties of the advisor include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources. The advisor also serves as a consultant to the Board of Directors in connection with the business plan and investment decisions made by the Board.
     Prior to July 1, 2003, BCM served as the advisor to the Company since August 3, 2000. On July 1, 2003, PIAMI became the advisor to the Company until October 1, 2003, when it was replaced by

Prime. PIAMI is the sole member of Prime. PIAMI is owned by Syntek West, Inc. (20%) and Realty Advisors, LLC (80%). Syntek West, Inc. (“SWF”) is a Nevada corporation owned by Gene E. Phillips. Realty Advisors, LLC is a Nevada limited liability Company, the sole member of which is Realty Advisors, Inc. (“RAI”), a Nevada corporation owned by a Trust for the benefit of the children of Gene E. Phillips, Mr. Phillips is not an officer or director of Prime, but serves as a representative of the owners of Prime and is involved in daily consultation with the officers of Prime and has significant influence over the conduct of Prime’s business, including the rendering of advisory services and the making of investment decisions for itself and the Company.
     Under the Advisory Agreement, Prime is required to annually formulate and submit for Board approval a budget and business plan containing a twelve-month forecast of operations and cash flow, a general plan for asset sales and purchases, borrowing activity and other investments. Prime is required to report quarterly to the Board on the Company’s performance against the business plan. In addition, all transactions require prior Board approval, unless they are explicitly provided for in the approved plan or are made pursuant to authority expressly delegated to Prime by the Board.
     The Advisory Agreement also requires prior approval of the Board for the retention of all consultants and third party professionals, other than legal counsel. The Advisory Agreement provides that Prime shall be deemed to be in a fiduciary relationship to the stockholders; contains a broad standard governing Prime’s liability for losses by the Company; and contains guidelines for Prime’s allocation of investment opportunities as among itself, the Company and other entities it advises.
     The Advisory Agreement provides for the advisor to receive monthly base compensation at the rate of 0.0625% per month (0.75% on an annualized basis) of Average Invested Assets.
     In addition to base compensation, Prime, an affiliate of Prime, or a related party receives the following forms of additional compensation:
     (1) an acquisition fee for locating, leasing or purchasing real estate for the Company in an amount equal to the lesser of (a) the amount of compensation customarily charged in similar arm’s-length transactions, or (b) up to 6% of the costs of acquisition, inclusive of commissions, if any, paid to non-affiliated brokers;
     (2) a disposition fee for the sale of each equity’ investment in real estate in an amount equal to the lesser of (a) the amount of compensation customarily charged in similar arm’s-length transactions, or (b) 3% of the sales price of each property, exclusive of fees, if any paid to non-affiliated brokers:
     (3) a loan arrangement fee in an amount equal to 1% of the principal amount of any loan made to the Company arranged by Prime;
     (4) an incentive fee equal to 10% of net income for the year in excess of a 10% return on stockholders’ equity, and 10% of the excess of net capital gains over net capital losses, if any, realized from sales of assets;
     (5) a mortgage placement fee, on mortgage loans originated or purchased, equal to 50%, measured on a cumulative basis, of the total amount of mortgage origination and placement fees on mortgage loans advanced by the Company for the fiscal year.

     The Advisory Agreement further provides that Prime shall bear the cost of certain expenses of its employees, excluding fees paid to the Company’s directors; rent and other office expenses of both Prime and the Company (unless the Company maintains office space separate from that of Prime): costs not directly identifiable to the Company’s assets, liabilities, operations, business or financial affairs: and miscellaneous administrative expenses relating to the performance by Prime of its duties under the Advisory’ Agreement.
     If and to the extent that the Company shall request of Prime, or any director, officer, partner or employee of Prime, to render services to the Company other than those required to be rendered by Prime under the Advisory Agreement, such additional services, if performed, will be compensated separately on terms agreed upon between such party and the Company from time to time.
     The Advisory Agreement automatically renews from year to year unless terminated in accordance with its terms. Management believes that the terms of the Advisory Agreement are at least as fair as could be obtained from unaffiliated third parties.
     Situations may develop in which the interests of the Company are in conflict with those of one or more directors or officers in their individual capacities or of Prime, or of their respective affiliates. In addition to services performed for the Company. Prime actively provides similar services as agent for, and advisor to, other real estate enterprises, including persons and entities involved in real estate developing and financing, including IOT and TCI. The Advisory Agreement provides that Prime may also serve as advisor to those entities.
     As advisor, Prime is a fiduciary of the Company’s public investors. In determining to which entity a particular investment opportunity will be allocated, Prime will consider the respective investment objectives of each entity and the appropriateness of a particular investment in light of each such entity’s existing mortgage note and real estate portfolios and business plan. To the extent any particular investment opportunity is appropriate to more than one such entity, such investment opportunity will be allocated to the entity that has had funds available for investment for the longest period of time, or, if appropriate, the investment may be shared among various entities.
     Effective July 1, 2005, the Company and Prime entered into a Cash Management Agreement to further define the administration of the Company’s day-to-day investment operations, relationship contracts, flow of funds and deposit and borrowing of funds. Under the Cash Management Agreement, all funds of the Company are delivered to Prime which has a deposit liability to the Company and is responsible for payment of all payables and investment of all excess funds which earn interest at the Wall Street Journal Prime Rate plus 1% per annum, as set quarterly on the first day of each calendar quarter. Borrowings for the benefit of the Company bear the same interest rate. The term of the Cash Management Agreement is coterminous with the Advisory Agreement, and it is automatically renewed each year unless terminated with the Advisory Agreement.
     Prime may assign the Advisory Agreement only with the prior consent of the Company.

     The managers and principal officers of Prime are set forth below:

Name	Office(s)
Mickey N. Phillips	Manager
Ryan T. Phillips	Manager
Steven A. Abney	Executive Vice President and Chief Financial Officer
Louis J. Corna	Executive Vice President, General Counsel, Tax Counsel and Secretary
     Micky N. Phillips is the brother of Gene E. Phillips, and Ryan T. Phillips is the son of Gene E. Phillips.
Property Management and Real Estate Brokerage
     Triad Realty Services LP (“Triad”), an affiliate of Prime, and Carmel Realty. Inc. (“Carmel”) provide property management services to the Company’s properties for a fee of 6% or less of the monthly gross rents collected on the residential properties under its management and 3% or less of the monthly gross rents collected on the commercial properties under its management. Triad and Carmel subcontract with other entities for the provision of property-level management services at various rates. The general partner of Triad is PIAMI. The limited partner of Triad is Highland Realty Services. Inc. (“Highland’’), a related party. Triad subcontracts the property-level management and leasing of 30 of the Company’s commercial properties (shopping centers, office buildings and individual warehouses) to Regis Realty I, LLC (“Regis I”), which is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Triad. Regis I is owned by Highland. Since January 1, 2003, Regis Hotel I, LLC has managed eleven of the Company’s hotels. The sole member of Regis I and Regis Hotel I, LLC is Highland. Carmel is a company previously owned by First Equity Properties. Inc., which is a company affiliated with Prime. On May 1, 2004, Regis I acquired the ownership of Carmel.
     Regis I, a related party, provides real estate brokerage services to the Company and receives brokerage commissions in accordance with the Advisory Agreement.
Certain Relationships and Related Transactions
Policies with Respect to Certain Activities
     Article ELEVENTH of the Company’s Articles of Incorporation provides that the Company shall not, directly or indirectly, contract or engage in any transaction with (1) any director, officer or employee of the Company, (2) any director, officer or employee of the advisor, (3) the advisor, or (4) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any of the aforementioned persons, unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Company’s Board of Directors or the appropriate committee thereof, and (b) the Company’s Board of Directors or appropriate committee thereof determines that such contract or transaction is fair to the Company and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of independent directors of the Company entitled to vote thereon. Article ELEVENTH defines an “Independent Director” (for purposes of that Article) as one who is neither an officer or employee of the Company, nor a director, officer or employee of the Company’s advisor. This definition predates the Company’s director independence guidelines adopted in February 2004.
     The Company’s policy is to have such contracts or transactions approved or ratified by a majority of the disinterested directors with full knowledge of the character of such transactions, as being fair and reasonable to the stockholders at the time of such approval or ratification under the circumstances then prevailing. Such directors also consider the fairness of such transactions to the Company. Management believes that, to date, such transactions have represented the best investments available at the time and that they were at least as advantageous to the Company as other investments that could have been obtained. The Company may enter into future transactions with entities the officers, directors or stockholders of which are also officers, directors or stockholders of the Company, if such transactions would be beneficial to the operations of the Company and consistent with the Company’s then-current investment objectives and policies, subject to approval by a majority of disinterested directors as discussed above.
     The Company does not prohibit its officers, directors, stockholders or related parties from engaging in business activities of the types conducted by the Company.
Certain Business Relationships
     Effective July 1, 2003, PIAMI became the advisor to the Company and TCI. PIAMI is owned by Realty Advisors. LLC (80%) and Syntek West, Inc. (20%). On October 1, 2003, Prime, which is 100% owned by PIAMI. replaced PIAMI as the advisor to the Company and TCI. Prime is a company for which Messrs. Abney and Corna serve as executive officers. The executive officers of the Company also serve as executive officers of TCI and Messrs. Abney and Corna also serve as executive officers of IOT, and owe fiduciary duties to each of those entities as well as to Prime under applicable law. TCI has the same relationship with Prime as does the Company.
     The Company contracts with affiliates of Prime for property management services. Currently, Triad, an affiliate, and Carmel provide such property management services. The general partner of Triad is PIAMI. The limited partner of Triad is Highland, a related party. Triad subcontracts the property-level management of 12 of the Company’s commercial properties (office buildings, shopping centers and a merchandise mart) to Regis I. a related party, which is a company also owned by Highland. Regis I also provides real estate brokerage services to the Company and receives brokerage commissions in accordance with the Advisory Agreement. Regis Hotel I. LLC manages ARI’s seven hotels. Carmel is a company previously owned by First Equity Properties, Inc.; which is a company affiliated with BCM. On May 1, 2004, Regis I acquired the ownership of Carmel.
     The Company owns an equity interest in each of IOT and TCI. At December 31, 2005, the Company, through two wholly-owned subsidiaries, owned approximately 82% of TCI’s outstanding common stock and TCI owned approximately 24% of lOT’s outstanding common stock.
Related Party Transactions

     Historically, the Company. TCI, IOT. BCM and Prime have each engaged in, and may continue to engage in. business transactions, including real estate partnerships, with related parties. Management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to the Company as could have been obtained from unrelated parties.
Operating Relationships
     In October 2003, the Company entered into a lease with Prime for space at the One Hickory Centre Office Building, construction of which was completed in December 1998. The lease is for 59,115 square feet (approximately 59% of the building), has a term of three years, and provides for annual base rent of $1.3 million, or $21.50 per square foot. Effective May 1, 2004, the lease was amended to 54,404 square feet (approximately 56% of the building), with an annual base rent of $1.2 million, or $21.50 per square foot. In November 2005, the lease was amended to 48,151 square feet (approximately 49% of the building), with an annual base rent of $1 million, or $21.50 per square foot.
     The Company received rents in 2005 of $56,000, and in 2004 of $69,000 from BCM for BCM’s lease at Addison Hangar. BCM leases a corporate jet that is housed at the hangar, and the Company has available space at the hangar.
     In 2005, the Company paid Prime, its affiliates and a related party $9.4 million in advisory fees, $3.7 million in net income fees, $1.1 million in incentive fees, $822,000 in loan arrangement fees, $3.5 million in property acquisition fees, $5.5 million in real estate brokerage commissions and $1.7 million in property and construction management fees and leasing commissions, net of property management fees paid to subcontractors, other than affiliates of Prime. In addition, as provided in the Advisory Agreement, in 2004, Prime as advisor received cost reimbursements of $4.4 million.
Partnership Transactions
     BCM has entered into put agreements with certain holders of Class A limited partnership units of Ocean Beach Partners, L.P. The Class A units are convertible into Series D Cumulative Preferred Stock of the Company. The put price of the Series D Cumulative Preferred Stock is $20 per share plus accrued but unpaid dividends.
     BCM has entered into put agreements with the holders of the Class A units of ART Palm. L.P. Such Class A units are convertible into Series C Cumulative Preferred Stock of the Company. The put price for the Class A units is $1 per unit, and the put price for either the Series C Cumulative Preferred Stock or the Company’s Common Stock is 90% of the average daily closing price of the Company’s Common Stock for the prior 20 trading days. The put agreement, as amended June 18, 2004, calls for the Company to repurchase 5,188,750 outstanding Class A units on December 31, 2006.
Advances and Loans
     From time to time, the Company and its affiliates have made advances to each other, which have not had specific repayment terms, did not bear interest until July 1, 2005, are unsecured and have been reflected in the Company’s financial statements as other assets or other liabilities. At December 31, 2004, after accounting for affiliate purchases and sales, amounts still owed by the Company were $260,000 and $1.2 million to IOT and Regis I, respectively. Effective July 1, 2005, such advances bear interest at 1% above prime rate (currently 7.75%) per annum. Also, at December 31, 2005, the Company was owed $29.7 million and $1.1 million by Prime and Regis I, respectively.
     In October 1999, the Company funded a $4.7 million loan to Realty Advisors, Inc., an affiliate. The loan, to provide funds for acquisitions or working capital needs, was secured by all of the outstanding shares of common stock of American Reserve Life Insurance Company. The loan bore interest at 10.25% per annum, and matured in November 2001, In January 2000, $100,000 was collected. In November 2001, the maturity date was extended to November 2004. The collateral was changed to a pledge of 850,000 shares of the Company’s Common Stock owned by BCM. The interest rate was changed to 2% over the prime rate, and the accrued but unpaid interest of $984,000 was added to the principal. The new principal balance is $5.6 million. In September 2003, $673,000 in accrued interest was collected. In August 2004, $342,000 in accrued interest was collected. In November 2004, the maturity date was extended to November 2006. All principal and accrued interest are due at maturity.
     In March 2000, a loan with a remaining principal balance of $2.6 million to Lordstown, L.P. matured. The loan, to provide funds to purchase for resale various parcels of land, was secured by a second lien on land in Ohio and Florida, by 100% of the general and limited partner interest in Partners Capital, Ltd., the limited partner of Lordstown, L.P., and a profits interest in subsequent land sales. A corporation controlled by Richard D. Morgan is the general partner of Lordstown. L.P. Mr. Morgan served as a director of the Company until October 2001. In December 2003, the note was exchanged with Regis I, a related party, for three notes receivable (i) $1.4 million from Unified Housing of Harvest Hill, LLC (“Harvest Hill”); (ii) $1.4 million from Unified Housing of Harvest Hill I, LLC (“Harvest Hill I”); and (iii) $2.1 million from Unified Housing of Harvest Hill III, LLC (“Harvest Hill III”), related parties. All three notes bear interest at 12%, mature in October 2013, and require monthly payments of interest, to the extent surplus cash is available, beginning in November 2003. No payments have been received to date. Ted P. Stokely, Chairman of the Board and a director of the Company, is the general manager of Unified Housing Foundation. Inc. (“Unified”), a related party, which is the sole member of each of Harvest Hill, Harvest Hill I and Harvest Hill III.
     In December 2000, a loan with a principal balance of $1.6 million to Bordeaux Investments Two, LLC (“Bordeaux”) matured. The loan, to provide funds to purchase and renovate a shopping center property in Oklahoma City, Oklahoma, was secured by (a) a 100% interest in Bordeaux, which owns a shopping center in Oklahoma City. Oklahoma; (b) 100% of the stock of Bordeaux Investments One, Inc., which owns 6.5 acres of undeveloped land in Oklahoma City, Oklahoma; and (c) the personal guarantees of the Bordeaux members. Richard D. Morgan, a Bordeaux member until July 2003, served as a director of the Company until October 2001. In July 2003, the members of Bordeaux assigned 100% of the membership interest in Bordeaux to the Company in payment of the note. The Company recorded real estate assets of $8.8 million and assumed $7.2 million of mortgage debt and other liabilities on the shopping center and the undeveloped land. No gain or loss was recorded on this transaction. In December 2003, the shopping center was exchanged with Regis I, a related party, for three notes receivable, (i) $1.4 million from Harvest Hill; (ii) $1.4 million from Harvest Hill I: and (iii) $2.1 million from Harvest Hill III, related parties. All three notes bear interest at 12%, mature in October 2013, and require monthly payments of interest, to the extent surplus cash is available, beginning in November 2003. No payments have been received to date. Ted P. Stokely, Chairman of the Board and a director of the Company, is the general manager of Unified, a related party, which is the sole member of each of Harvest Hill, Harvest Hill I and Harvest Hill III.

     In March 2001, the Company funded $13.6 million of a $15 million unsecured line of credit to One Realco Corporation (“One Realco”). At the time of inception of such loan, a subsidiary of One Realco owned approximately 2.15% of the outstanding shares of Common Stock of the Company. One Realco periodically borrows money to meet its cash obligations. The line of credit bore interest at 12% per annum. All principal and interest were due at maturity in February 2002. The line of credit is guaranteed by BCM. In June 2001, $394,000 in principal and $416,000 in interest was collected. In December 2001, $21,000 in principal and $804,000 in interest was collected. In February 2002, the line of credit was increased to $18 million, accrued but unpaid interest of $217,000 was added to the principal and the maturity date was extended to February 2004. In March 2002, the Company funded an additional $1.8 million, increasing the outstanding principal balance to $15.5 million. In October 2002, $856,900 in interest was collected by the return of 85,690 shares of the Company’s Series A Preferred Stock. In June 2003, the Company sold a participating interest in $5.8 million of the $15.5 million balance to BCM, receiving 314,141 TCI shares from BCM. In February 2004, $2.3 million in interest was collected, accrued but unpaid interest of $161,000 was added to the principal, the maturity date was extended to February 2007, and the interest rate was changed to 2% over the prime rate, currently 8.75% All principal and interest are due at maturity, Ronald E. Kimbrough, Acting Principal Executive Officer, Executive Vice President and Chief Financial Officer of the Company until May 31, 2004, was a 10% shareholder of One Realco. Mr. Kimbrough did not participate in the day-to-day operations or management of One Realco.
     In October 2003, Encino Executive Plaza, Ltd., of which ART Encino, Inc., then a subsidiary of the Company, as the sole general partner, borrowed $1.6 million from IOT which was then advanced as loans secured by partnership interests to the Class A Limited Partners of Encino Executive Plaza, Ltd. The loan from IOT bore interest at 5.49% per annum and matured June 30, 2006. All principal and interest were due at maturity. Such indebtedness was satisfied at maturity along with other indebtedness owed to IOT by conveyance of certain real property to IOT which had been subject to all inclusive wraparound notes. Effective June 30, 2006, the Company sold its interest in ART Encino, Inc. to an unaffiliated third party for $1.000 cash.
     In January 2004, ARI issued 200,000 shares of Series A 10% Cumulative Convertible Preferred Stock to Prime, ARI’s advisor. In February 2004,50,000 additional shares were issued to Prime. ARI’s affiliate receivable was increased by $2.5 million.
     In February 2004, ARI obtained financing of $7.5 million on the Katy land tract. The funds, along with additional cash of $6.3 million, were sent to an affiliate. Subsequently, the affiliate paid off the existing loan balance on an ARI property.
     In February 2004, ARI obtained an unsecured loan of $5 million. The proceeds of $5 million were received by an affiliate of ARI, increasing ARI’s affiliate receivable.
     In March 2004, ARI obtained financing of $11.5 million on a hotel property. The proceeds of $11 million were received by an affiliate, increasing ARI’s affiliate receivable.
     In April 2004, $825,000 was advanced under a security loan arrangement with a financial institution. The proceeds were paid to an affiliate increasing ARIs affiliate receivable.

     In July 2004, ARI obtained a loan of $3.2 million secured by a contract for sale of the Waters Edge III Apartments. The proceeds of $3.2 million were received by an affiliate, increasing ARI’s affiliate receivable.
     In October 2004, ARI advanced $3.3 million to the Class A Limited Partners of Edina Park Plaza Associates. Limited Partnership, of which a subsidiary ARI is the general partner. The loans bear interest at 10% per annum and mature in September 2017. Interest due to ARI will be deducted from the quarterly return owned by ARI to the Class A Limited Partners, eliminating the quarterly payments. The outstanding principal is due at maturity.
Property Transactions
     In December 2003, the Company sold seven properties to subsidiaries of Unified. The Company sold 39.3 acres of Pioneer Crossing land for $3.9 million, 10.7 acres of Marine Creek land for $1.5 million, the Limestone at Vista Ridge Apartments for $19 million, the Cliffs of El Dorado Apartments for $13.4 million, the Limestone Canyon Apartments for $18 million, the Sendero Ridge Apartments for $29.4 million, and Tivoli Apartments for $16.1 million. All of the transactions included the assumption of debt and notes receivable to the Company for the remainder of the purchase price. Ted Stokely, Chairman of the Board of the Company, is the General Manager of Unified. Richard Humphrey, who is employed by Regis I, is President of Unified. Since Unified is considered a related party to the Company, and the Company is deemed to have continued involvement and control of these entities, these transactions have not yet been recorded as sales. Instead, these transactions have been accounted for on the deposit method, and the properties and corresponding debt will continue to be consolidated by the Company. All of these transactions were approved by the Board of Directors of the Company. Mr. Stokely abstained from voting on all of these transactions. The loans on Limestone Canyon Apartments, Limestone at Vista Ridge Apartments and Tivoli Apartments were approved by their prospective lenders for transfer to the purchasing entities. The Company has guaranteed the loans on both of these transfers. Also, Marine Creek land and the Cliffs of El Dorado Apartments were recognized as sales during 2004. Management is currently seeking lender approval on the transfer of the notes associated with Sendero Ridge Apartments.
     In December 2003, the Company sold a tract of Marine Creek land to a subsidiary of Unified for $1.5 million, receiving cash and a note receivable. This sale was not recognized as a sale at that time because Unified is considered a related party with the Company deemed to have continuing involvement and control. In February 2004. Marine Creek was refinanced, which paid in full the Company’s note payable on the land. The Company recorded the sale of the land and received a note receivable of $270,000, which was the difference between the sales price and the amount of the Company’s note payable. In August 2005, the note was paid in full. The Company recorded the sale of the Marine Creek land due to the payment received of the note receivable.
     In May 2004, the Company purchased the Treehouse Apartments from an affiliate, with a net purchase price of $7.5 million after assumption of debt and a note receivable, less cash received of $500,000. The note receivable was from the sale of the Cliffs of El Dorado Apartments to a related party in 2003. At that time, the sale of the Cliffs of El Dorado Apartments was not recorded as a sale for accounting purposes. The Company recorded the sale of the Cliffs of El Dorado Apartments in May 2004, when payment was received for the Cliffs of El Dorado Apartments note receivable.

     In September 2004, the Company sold Limestone Canyon II land to a subsidiary of Unified for $720,000 in the form of a seller note receivable. As no cash was received, the Company elected to continue consolidating this tract of land until the requirements for the sale have been met. No sale was recognized, and no note receivable has been recorded.
     In April 2002, the Company, TCI and IOT sold 28 apartment properties to partnerships controlled by Metra Capital, LLC (“Metra”). Innovo Group, Inc. (“Innovo”) is a limited partner in the partnerships that purchased the properties. Joseph Mizrachi, then a director of the Company, controlled approximately 11.67% of the outstanding common stock of Innovo. Management determined to treat the sales as financing transactions, and the Company and TCI continued to report the assets and the new debt incurred by Metra on their financial statements. The partnership agreements for each of these partnerships stated that the Metra Partners, as defined, receive cash flow distributions at least quarterly in an amount sufficient to provide them with a 15% cumulative compounded annual rate of return on their investment capital, as well as a cumulative compounded annual amount of 0.50% of the average outstanding balance of the mortgage indebtedness secured by any of these properties. These distributions to the Metra Partners had priority over distributions to any other partners. In August 2004, the Company, TCI and IOT instituted an action in Texas State District Court regarding the transaction. During April 2005, resolution of the litigation occurred, settling all liabilities remaining from the original partnership arrangements which included a return of investor equity, a cessation of any preferential return, prospective asset management fees and miscellaneous fees and transaction costs from the Plaintiffs as a prepayment of a preferred return, along with a delegation of management and corresponding payment of management fees to Prime, and a motion to dismiss the action as a part of the resolution. Of the prepayment, the Company recognized expense of $525,000 and a reduction in liabilities of $3.2 million during the second quarter of 2005.
     In connection with the resolution in April 2005 of the litigation filed August 10, 2004, by the Company, TCI and IOT, the Company owns 31.3% of Midland Odessa Properties. Inc. (formerly Innovo Realty, Inc.) (“MOPI”), the balance of which is owned by TCI (48.8%) and IOT (19.95%). MOPI in turn is a 30% limited partner in several “Metra” partnerships formed in 2002 when the Company, TCI and IOT sold certain residential properties to partnerships controlled by Metra. The original sale transactions were accounted for as refinancing transactions with the Company continuing to report the assets and new debt incurred by certain of the Metra partnerships on the Company’s financial statements. As properties are sold to independent third parties, the transactions are reported as sales.
PERFORMANCE GRAPH
     The following graph compares the cumulative total stockholder return on the Company’s shares (ART’s shares prior to August 2000) of Common Stock with the Dow Jones US Equity Market Index (“Total U.S. Market Index”) and the Dow Jones Real Estate Investment Index (“Real Estate Index”). The comparison assumes that $100 was invested on December 31, 2000, in shares of Common Stock of the Company, and in each of the indices and further assumes the reinvestment of all distributions. Past performance is not necessarily an indicator of future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG AMERICAN REALTY INVESTORS, INC.
THE DOW JONES US TOTAL MARKET INDEX
AND THE DOW JONES US REAL ESTATE INDEX

	1999	2000	2001	2002	2003	2004

ARI	100.00	80.18	58.06	47.59	53.71	57.06
Real Estate Index	100.00	127.51	142.56	147.75	202.25	265.38
Total U.S. Market Index	100.00	90.87	80.04	62.37	81.54	91.45
OTHER MATTERS
     The Board of Directors knows of no other matters that may be properly or should be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

FINANCIAL STATEMENTS
     The audited financial statements of the Company, in comparative form for the years ended December 31, 2005 and 2004 are contained in the 2005 Annual Report to Stockholders, which was separately mailed to stockholders in advance of this proxy statement. However, such report and the financial statements contained therein are not to be considered part of this solicitation.
SOLICITATION OF PROXIES
     THIS PROXY STATEMENT IS FURNISHED TO STOCKHOLDERS TO SOLICIT PROXIES ON BEHALF OF THE BOARD OF DIRECTORS OF AMERICAN REALTY INVESTORS, INC. The cost of soliciting proxies will be born by the Company. Directors and officers of the Company may, without additional compensation, solicit by mail, in person or by telecommunication.
FUTURE PROPOSALS OF STOCKHOLDERS
     Stockholder proposals for our Annual Meeting to be held in 2007 must be received by us by December 31, 2006, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year. Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

     COPIES OF AMERICAN REALTY INVESTORS, INC.’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS) ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE THROUGH OUR WEBSITE WWW. AMREALTYTRUST.COM OR UPON WRITTEN REQUEST TO AMERICAN REALTY INVESTORS, INC., 1800 VALLEY VIEW LANE, SUITE 300, DALLAS, TEXAS 75234, ATTN: INVESTOR RELATIONS.
     Dated: October 17, 2006.

By Order of the Board of Directors,
/s/ Louis J. Corna
Louis J. Corna
Executive Vice President, General Counsel, Tax Counsel and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
AMERICAN REALTY INVESTORS, INC.
November 20, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
¯Please detach along perforated line and mail in the envelope provided. ¯

The Board of Directors of American Realty Investors, Inc. recommends approval of all nominees for election as directors and a vote FOR ratification of the appointment of Farmer, Fuqua and Huff, P.C. as independent registered public accounting firm.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Ratification of the Appointment of Farmer, Fuqua & Huff, P.C. as Independent Registered Public Accounting Firm	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡	Henry A. Butler		3.	In their discretion on any other matters which may properly come before the meeting or any adjournment(s) thereof.
		¡	Sharon Hunt
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	Ted R. Munselle Ted P. Stokely Robert A. jakuszewski
THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL NOMINEES AND FOR RATIFICATION OF THE APPOINTMENT OF FARMER, FUQUA & HUFF, P.C. AS INDEPENDENT AUDITORS. ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.

☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐
AMERICAN REALTY INVESTORS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD NOVEMBER 20, 2006.
     The undersigned stockholder of AMERICAN REALTY INVESTORS, INC. hereby appoints TED P. STOKELY and LOUIS J. CORNA, and each of them proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, as attorneys and proxies to vote all shares of Common Stock, par value $0.01 per share, of AMERICAN REALTY INVESTORS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Monday, November 20, 2006 at 1:00 p.m., local Dallas, Texas time, at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234, or any adjournment(s) thereof, with all powers the undersigned would possess if personally present, as indicated on the reverse side hereof, for the transaction of such business as may properly come before said meeting or any adjournment(s) thereof, all as set forth in the October 17, 2006 Proxy Statement for said meeting.
(Continued and to be signed on the reverse side)

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